                                    EXHIBIT 1



February 5, 2001

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read and agree with the comments in the first and third paragraphs of
Item 4 of Form 8-K of JPS Industries, Inc. dated February 5, 2001. We have no basis to agree or disagree with the statements made by the Registrant in the second paragraph of Item 4.

Yours truly,

DELOITTE & TOUCHE LLP
Greenville, S.C.